Exhibit 99.1

Elauwit Connection, Inc. Announces 178% Increase in Third Quarter Revenue

Recurring Service Revenue Increases 163%

Post-IPO Balance Sheet Supports Networking as a Service Implementations, Expands Addressable Market

COLUMBIA, SC, December 8, 2025 – Elauwit Connection, Inc. (Nasdaq: ELWT) (“Elauwit,” the “Company,” “we,” “us,” or “our”), a national managed services provider delivering turnkey broadband and property-wide WiFi networks for multifamily and student housing communities, today reported financial results for the third quarter ended September 30, 2025 (the “third quarter”).

Said Dan McDonough, Executive Chairman, “Elauwit is growing rapidly as it redefines how broadband services are provided to multifamily housing properties. We believe we are creating a win-win-win scenario with better service to residents, improved economics to property owners, and profitable growth for Elauwit.

“We are excited to report strong year-over-year growth in the third quarter, demonstrating our ability to onboard long-term recurring revenue contracts with property owners. We anticipate deploying the capital from our recent Nasdaq initial public offering to further expand our sales and marketing team and offer services under a Networking-as-a-Service (“NaaS”) model that allow us to reach even more properties in our $25 billion addressable market.

“We have a strong and growing pipeline of properties coming onto our platform, which will generate years of expected recurring revenue for Elauwit and provide visibility into continued revenue growth. We also have a growing funnel of new business opportunities as properties learn how Elauwit can increase their revenue potential, resident satisfaction and property value.”

Financial Highlights (unaudited)

	Three Months Ended		Nine Months Ended
(in $ millions)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue	$5.2	$1.9	$16.9	$5.2
Gross Profit	$1.9	$0.2	$4.9	$0.9
Operating Expenses	$1.8	$1.1	$4.9	$3.1
Net Income (Loss)	$(0.2)	$(1.0)	$(0.5)	$(2.4)
Adjusted EBITDA (Non-GAAP)[1]	$0.1	$(0.9)	$(0.0)	$(2.2)

Third quarter results included the following highlights:

~~•~~	Total revenue increased 178% year-over-year, recurring service revenue increased 163% year-over-year,

1 Adjusted EBITDA is not a U.S. generally accepted accounting principle (“GAAP”) measure. Please refer to the “Non-GAAP Financial Measures” section of this earnings release for discussion of this non-GAAP measure and the schedules attached to this earnings release for a reconciliation of adjusted EBITDA to net income (loss).

~~•~~	Contracted units – those waiting to be built or in the process of installation increased to 32,826 from 25,907 a year earlier,
~~•~~	Activated units – units that are fully installed and on, but may not be fully billing yet due to onboarding increased to 16,964 from 6,765 a year earlier, and
~~•~~	Billed units – units that are fully generating revenue under our managed services or NaaS contracts increased to 10,710 from 5,171 a year earlier.
~~•~~	Subsequent to the quarter end, Elauwit completed its initial public offering on the Nasdaq Capital Market on November 6, 2025.

Balance Sheet

•	As of September 30, 2025, cash, cash equivalents and short-term investments totaled $0.8 million.
•	Subsequent to quarter end, on November 6, 2025, Elauwit closed its initial public offering, resulting in the issuance of 1,667,000 shares of common stock for gross proceeds of approximately $15.0 million, before deducting underwriting discounts and commissions and other offering expenses.
•	On November 21, 2025, the offering’s over-allotment option was partially exercised, resulting in additional gross proceeds of approximately $0.6 million.

Conference Call

Elauwit’s management will host a live webcast conference call today at 4:30 p.m. Eastern Time to discuss the financial results and provide business updates on the Company’s strategic plans. To access the live webcast, conference call information, and other materials, please visit Elauwit’s investor relations website at http://investors.elauwit.com/. Please connect at least 10 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. For those wishing to join by telephone only, please dial + 1-412-317-6060.

A webcast replay of the call will be available following the call on Elauwit’s investor relations website.

Quarterly Report on Form 10-Q ("Form 10-Q")

Elauwit anticipates filing its Form 10-Q for the third quarter within the next week, and it will be available at https://investor.elauwit.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Unaudited Condensed Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

About Elauwit

Elauwit is a national managed services provider that designs, builds, and operates premium broadband and property-wide WiFi networks for multifamily and student housing communities. With a focus on service quality, reliability, and measurable asset value, Elauwit enables property owners to deliver always-on connectivity as a modern amenity and a source of recurring Net Operating Income (“NOI”) growth.

For more information, visit www.elauwit.com.

Non-GAAP Financial Measures

In addition to net income (loss), which is a U.S. GAAP measure, Elauwit presents adjusted EBITDA, which is a non-GAAP measure. Management believes the presentation of adjusted EBITDA, reflecting non-GAAP adjustments, provides important supplemental information to investors and other users of its financial statements in evaluating the operating results of the Company. In particular, by excluding expenses that are not directly related to its operating performance, Elauwit is able to present a view of its underlying business that the management team uses to analyze its historical performance and plan for its future performance. Adjusted EBITDA is a key metric used by management and the Board of Directors to assess the Company’s financial and operating performance. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net income (loss) determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Key Performance Indicators

Elauwit uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: recurring service revenue, contracted units, activated units and billed units.

Elauwit defines recurring service revenue as the monthly recurring service revenue initiated by network activation under our long-term service agreements. Management believes that the Company’s ability to retain and expand revenue from existing customers is an indicator of the long-term value of its customer relationships and potential future business opportunities.

Elauwit defines contracted units as the total number of individual units waiting to be built or in the process of being installed across the properties using its networks. Management believes this metric is useful to investors because it illustrates the total number of units the Company will serve once the construction process is complete.

Elauwit defines activated units as the total number of individual units that are fully installed and on, but not yet necessarily collecting full recurring service revenue due to onboarding process, across the properties using its networks. Management believes this metric is useful for investors because it illustrates the total number of individual units the Company will collect revenue on once the onboarding process is complete, and can be tracked over time to show the reach of its networks.

Elauwit defines billed units as the total number of individual units that it is currently collecting full recurring service revenue on across the properties using its networks. Management believes this metric is useful to investors because it illustrates the total number of individual units the Company collects revenue on and can be tracked over time to show the reach of its networks. Management believes it is more useful to compare total billed units as opposed to total customers or total subscribers because the Company’s revenue is more closely tied to the number of units it serves than the total number of customers or subscribers.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s future financial results, the Company’s growth strategies and pipeline, the Company’s deployment of capital following its initial public offering, and its performance as a public company. The words “anticipate,” “believe,” “can,” “expect,” “future,” “opportunities,” “potential,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to improve its financial performance and achieve its growth objectives, and other factors set forth in the Company’s filings with the SEC, including the Company’s final prospectus dated November 2, 2025 and filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on November 4, 2025, and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Contacts:

Elauwit Connection, Inc.

Katie Hayward, VP Marketing

+1-704-558-3099

sales-pr@elauwit.com

Investor Relations:

Matt Kreps, Darrow Associates

+1-214-597-8200

mkreps@darrowir.com

ELAUWIT CONNECTION, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and par value data)

	September 30, 2025	December 31, 2024
	Unaudited
ASSETS
Current Assets
Cash	$762	$287
Accounts receivable	4,564	4,451
Inventories	1,841	1,606
Network financing receivable, current	77	67
Prepaid expenses and other current assets	349	258
Total current assets	7,593	6,669
Network financing receivable	930	446
Lease right-of-use assets, net	41	55
Net investment in lease	496	531
Other non-current assets	26	25
TOTAL ASSETS	$9,086	$7,726
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$2,740	$1,914
Accrued expenses and other current liabilities	34	76
Related party debt, current	2,009	695
Related party payables, current	240	240
Deferred revenue	5,559	6,215
Operating lease liabilities, current	43	36
Total current liabilities	10,625	9,176
Related party debt, net of current	2,164	2,725
Related party payables, net of current	174	342
SAFE liability	1,176	—
Operating lease liabilities, net of current	—	19
Total liabilities	14,139	12,262

Commitments and contingencies

Stockholders' Deficit
Preferred stock, $0.0001 par value, 100,000 and 577,067 authorized as of September 30, 2025 and December 31, 2024, respectively; none outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value, 14,900,000 authorized; 5,000,000 and 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Class A common stock, $0.0001 par value, 0 and 7,000,000 authorized as of September 30, 2025 and December 31, 2024, respectively, 0 and 2,497,950 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Class B common stock, $0.0001 par value, 0 and 3,000,000 authorized as of September 30, 2025 and December 31, 2024, respectively, 0 and 2,502,050 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Stock subscription receivable	—	(30)
Additional paid-in capital	5,859	5,859
Accumulated deficit	(10,912)	(10,365)
Total stockholders' deficit	(5,053)	(4,536)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$9,086	$7,726

ELAUWIT CONNECTION, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per value data)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Revenues	$5,248	$1,885	$16,939	$5,183
Cost of revenues
Cost of revenues	3,360	1,671	12,067	4,299
Gross profit	1,888	214	4,872	884
Operating expenses
General and administrative	1,725	1,075	4,834	3,016
Sales and marketing	36	20	100	48
Research and development	9	—	9	1
Total operating expenses	1,770	1,095	4,943	3,065
Operating income (loss)	118	(881)	(71)	(2,181)
Other expense, net
Change in fair value of SAFE liability	(176)	—	(176)	—
Interest expense, net	(109)	(73)	(295)	(185)
Total other expense, net	(285)	(73)	(471)	(185)
Loss from operations before income taxes	(167)	(954)	(542)	(2,366)
Income tax expense	1	16	5	17
Net loss	$(168)	$(970)	$(547)	$(2,383)
Net loss per share, basic and diluted	$(0.03)	$(0.27)	$(0.11)	$(0.78)
Weighted average common shares used in computing net loss per share, basic and diluted	5,000,000	3,566,369	5,000,000	3,055,594

ELAUWIT CONNECTION, INC.

Reconciliation from Net Loss to Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(168)	$(970)	$(547)	$(2,383)
Addback:
Income tax expense	1	16	5	17
Interest expense, net	109	73	295	185
Depreciation and amortization	11	8	39	8
EBITDA	$(47)	$(873)	$(208)	$(2,173)
Addback:
Change in fair value of SAFE liability	176	—	176	—
Adjusted EBITDA	129	(873)	(32)	(2,173)